SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): February 13, 1997



                          INTERNATIONAL FIBERCOM, INC.

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             (Exact name of registrant as specified in its charter)


                                     Arizona

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                 (State or other jurisdiction of incorporation)


         1-9690                                           86-0271282

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(Commission File Number)                    (IRS Employer Identification Number)



                 3615 South 28th Street, Phoenix, Arizona 85040

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          (Address of principal executive offices)      (Zip Code)


       Registrant's telephone number, including area code: (602) 941-1900



                                 Not Applicable

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          (Former name or former address, if changed since last report)
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Item 2.           Acquisition or Disposition of Assets

         (a) Effective October 31, 1996, International FiberCom, Inc. (the "Company") acquired Concepts in Communications, Inc., a Tennessee corporation, ("CIC") for $4,800,000 from its two shareholders. The Company paid $1,500,000 at the closing, which occurred on February 13, 1997, and the balance is payable in monthly installments of $1,100,000 in March through May 1997, which balance is represented by a promissory note bearing interest at the rate of 5% per annum. The Note is secured by all of the shares of capital stock of CIC which the Company purchased in the transaction. The Company obtained the funds to complete the acquisition from the proceeds of a private placement of $1,500,000 principal amount of 8% of Convertible Subordinated Debentures ("Debentures") and $4,400,000 of shares of Series B Convertible Preferred Stock ("Preferred Stock") which were sold in an exempt transaction under Regulation D under the Securities Act of 1933, as amended (the "Securities Act").

                  The Debentures are due and payable in full on February 10, 1998 and are convertible into Common Stock commencing October 11, 1997, at a price of $1.25 per share. The Debentures are subordinated to all Senior Indebtedness of the Company. The Company has agreed to file a registration statement respecting the Common Stock issuable upon conversion of the Debentures under the Securities Act on or before April 11, 1997.

                  The Preferred Stock will be issued in four tranches of $1,100,000 each on or before the 15th day of March, April, May and June 1997, at which points payments for the shares of Preferred Stock are due and payable. The Preferred Stock is convertible into Common Stock at a price equal to the lower of the Average Stock Price on the date of each monthly subscription or the Discounted Average Stock Price on the date of conversion. The "Average Stock Price" is the average of the daily closing bid prices of the Common Stock for the five consecutive trading days immediately preceding the relevant date. The "Discounted Average Stock Price" is (i) 70% of the average of the daily closing bid prices of the Common Stock for the five consecutive trading days immediately preceding the date of conversion into Common Stock if the average of the daily bid prices is at or below $3.00 per share or (ii) 75% of the average of such daily closing bid prices if the average is above $3.00 per share. For a one-year period after the issuance of the Preferred Stock, the Conversion Price of the Common Stock will not be less than 50% of the Average Stock Price, but will, in no event, exceed $.75 per share. There will be no floor on the conversion price if the Company fails to achieve certain levels of gross profit on a quarterly basis. Dividends will be payable on the Preferred Stock at the rate of 4% per annum, payable in shares of Common Stock or cash, at the option of the Company, on a quarterly basis. The Preferred Stock is redeemable on or after 60 days after issuance, in whole or in part, at 150% of the purchase price of the Preferred Stock plus all accrued but unpaid dividends.

                  The Company also committed to issue 220,000 Common Stock Purchase Warrants for each of the four tranches upon the funding of each tranche of the Preferred Stock. The exercise prices range from $2.25 to $3.00 for the Warrants. The Company has committed to file registration statements or before April 11, 1997 for first tranche and within 30 days of demand for tranches two through four, but in any event within 30 days after the Company receives the final subscription installment for the fourth tranche.

         (b) CIC is a Nashville, Tennessee based company which also has operations in Memphis and Knoxville providing systems integration services, including design, engineering, installation and maintenance of structured cabled systems, network hardware and software, work station peripherals and intercommunication systems, primarily within commercial, industrial and governmental facilities. These systems, comprised of optical fiber and unshielded twisted pair copper cable, transmit voice, data and video
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
signals. Customers of CIC include Nissan Motor Co., Kimberly Clark Corp., Nike Corp., Columbia/HCA Healthcare Corp., Autozone, The Trane Co., Caterpillar Financial Services, Ingram Micro, the State of Tennessee, Vanderbilt University Medical Center and Thomas Hospital.


Item 7.           Financial Statements and Exhibits

         (a) The Financial Statements of Business Acquired. The financial statements of CIC are currently being audited and are not available at this time. The financial statements will be filed not later than 60 days after the date of this report.

         (b)      Pro forma Financial Information.  See (a) above.

         (c)      Exhibits.

                  1. Stock Purchase Agreement, dated as of October 31, 1996, and as amended on January 17, 1997 by and among CIC, Cherokee Equity Corporation, a Tennessee corporation, H. Ray Tucker and the Company. (Exhibits and Schedules omitted).
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
                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            INTERNATIONAL FIBERCOM, INC.




                                            /s/ Joseph P. Kealy
                                            ---------------------------
                                            Joseph P. Kealy
                                            President

Dated:  March 10, 1997
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